EXHIBIT 34.1
Report of Independent Registered Public Accounting Firm
To the Board of Directors of VW Credit, Inc. and
CitiBank, N.A., Indenture Trustee:
We have examined VW Credit, Inc’s (the Company) compliance with the servicing criteria set forth in Title 17, Section 229.1122(d) of the Securities and Exchange Commission’s Regulation AB for the Company’s Volkswagen Auto Loan Enhanced Trust 2008-2 asset backed securitization transactions except for the servicing criteria set forth in Sections 229.1122(d)(1)(ii)-(iv), 229.1122(d)(2)(vi), 229.1122(d)(4)(ix)-(xiii), and 229.1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the asset backed securities transactions being serviced as of December 31, 2010 and for the period from January 1, 2010 through December 31, 2010 (the “Reporting Period”). Management is responsible for the Company’s compliance with those servicing criteria. Our responsibility is to express an opinion on the Company’s compliance based on our examination.
Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company’s compliance with the servicing criteria specified above and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company’s compliance with the servicing criteria.
Our examination disclosed one instance of noncompliance with servicing criteria. On April 8, 2010 a systems reporting deficiency caused a batch of payments to be transferred to the collection account on the third business day rather than the two business days as required under the transaction agreements; however, there was no adverse impact to the Noteholders. The above mentioned deficiency was identified during the Company’s daily reconciliation process; however, process verification delayed the transfer.
In our opinion, except for the noncompliance described in the third paragraph, VW Credit, Inc. complied, in all material respects, with the aforementioned servicing criteria for the reporting period ended December 31, 2010.
/s/ Baker Tilly Virchow Krause, LLP
Southfield, Michigan
March 28, 2011